UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to

Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 11, 2009

OSCIENT PHARMACEUTICALS CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	0-10824	04-2297484
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1000 Winter Street, Suite 2200

Waltham, Massachusetts 02451

(Address of principal executive offices, including zip code)

(781) 398-2300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05.	COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

On February 11, 2009 Oscient Pharmaceuticals Corporation (the “Company”) announced that it is reducing its workforce by approximately 32% under a plan of termination. The workforce reduction is part of a restructuring of the Company’s commercial organization designed to more aggressively preserve the Company’s financial resources. The Company commenced notification of employees affected by the workforce reduction on February 11, 2009, and the workforce reduction is expected to be completed by the end of the first quarter of 2009. Following the workforce reductions, the Company will have approximately 35 employees at its offices in Waltham, MA and Skillman, NJ; and approximately 170 field employees across the United States.

As a result of this restructuring plan, the Company estimates it will record a restructuring charge of approximately $2 million in the first quarter of 2009, primarily representing cash payments for severance and benefits expenses and equipment lease related expenses. The majority of these payments will be made in the first and second quarters of 2009.

On February 11, 2009 the Company issued a News Release announcing its reduction in workforce referenced herein. A copy of the News Release is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

99.1	News Release issued by the Company on February 11, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSCIENT PHARMACEUTICALS CORPORATION

By:	/s/ Philippe M. Maitre
Name:	Philippe M. Maitre
Title:	Executive Vice President and Chief Financial Officer

Date: February 13, 2009